UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	June 5, 2006
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 5, 2006 at the Annual Meeting of Stockholders of NexMed, Inc. (the “Company”), stockholders of the Company approved the 2006 Stock Incentive Plan (the “Plan”), which was previously approved by the Board of Directors on March 7, 2006. The Plan became effective upon approval by the stockholders of the Company.

The summary of the Plan below is qualified in its entirety by reference to the text of the Plan, which was previously filed as Annex A to the Company’s proxy statement filed April 6, 2006.

The Plan allows the Company, under the direction of the Company’s Executive Compensation Committee, to make grants of incentive stock options (“ISOs”), non-incentive stock options, restricted stock awards and stock appreciation rights (“SAR” or “SARs”) for up to an aggregate of 3 million shares of common stock to employees, non-employee directors, and consultants to the Company or any of its subsidiaries, or any corporation acquired by the Company or any of its subsidiaries.

The exercise price of stock options granted under the Plan may not be less than the fair market value (generally the closing sale price of a share of Company’s shares on the day of the grant, or if the shares are not listed on a national securities exchange or such system on such date, the fair market value as determined in good faith by the Compensation Committee) of the Company’s shares on the day of the grant. However, in the case of a Participant (as defined in the Plan) who owns more than 10% of the total combined voting power of the common stock at the time of a grant, the exercise price of an ISO may not be less than 110% of the fair market value of the Company’s shares on the day of the grant. The value of a SAR is the excess of the fair market value of a share on such date over the fair market value of a share on the date of grant.

The terms of these awards and SARs is determined by the Compensation Committee but may not be longer than ten years. However, in the case of a Participant who owns more than 10% of the total combined voting power of the common stock at the time an option is granted, the term of an ISO may not be in excess of five years from the date of the grant.

The Plan provides generally that vested options expire on the earlier of their stated expiration date or (i) 90 days after termination, voluntarily or otherwise, but not due to death, retirement or disability, of a Participant’s employment or cessation of service, or (ii) immediately if a Participant is terminated for cause. Unvested options or SARs will vest immediately in the event of death, retirement or disability and will expire (i) the earlier of six months after the date of retirement or the date of termination specified in such option or SAR in the case of a Participant’s retirement, (ii) the earlier of six months after the qualification of a representative of a Participant’s estate or the date of termination specified in such option or SAR in the case of a Participant’s death, or (iii) the earlier of six months after the date of disability or the date of termination specified in such option or SAR in the case of a Participant’s disability. Vesting is accelerated on a Change in Control (as defined in the Plan) if a Participant’s employment or directorship with the Company is terminated without cause (as defined in the Plan), or a Participant terminates his or her employment or service as a director for good reason (as defined in the Plan), within one year after the effective date of a Change in Control.

Pursuant to the terms of the Plan, the aggregate fair market value of the Company’s shares for which any Participant may be granted ISOs which are exercisable for the first time in any calendar year may not exceed $100,000. Awards are subject to adjustment in the event of stock splits or combinations or exchanges, or reorganizations, recapitalizations, mergers or consolidations and the like.

The Plan will terminate on March 6, 2016. However, the Board of Directors may at any time terminate the Plan or make such modifications to the Plan as it may deem advisable. The Board of Directors, however, may not, without approval by the stockholders of the Company, increase the number of shares of common stock as to which stock awards may be granted under the Plan, change the manner of determining option or SAR prices, change the class of persons eligible to participate in the Plan or make other changes to the Plan which are not permitted without stockholder approval under the Nasdaq rules.

A copy of the Plan is incorporated by reference as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits:

99.1	NexMed, Inc. 2006 Stock Incentive Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 6, 2006).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Vivian H. Liu
Name:	Vivian H. Liu
Title:	Executive Vice President

Date: June 5, 2006